Exhibit

APPLE COMPUTER, INC.

ELECTION TO SATISFY TAX WITHHOLDING OBLIGATION WITH STOCK

WHEREAS, on _________[DATE], _____________[NAME] was granted _________________ of [restricted stock/restricted stock units] under the 2003 Employee Stock Plan (the "2003 Plan") (formerly the 1998 Executive officer Stock Plan).

WHEREAS, Section 16 of the 2003 Plan permits participants, with the consent of the 2003 Plan administrator, to satisfy the withholding obligation arising upon the vesting of a [restricted stock/restricted stock unit] award by electing to have Apple withhold that number of shares with a fair market value equal to the amount required to be withheld.

WHEREAS, the Compensation Committee of Apple's Board of Directors (the administrator of the 2003 Plan) has consented in advance to the election by _______________[NAME] to satisfy his/her tax withholding obligation arising upon the vesting of the [restricted stock/restricted stock units] by having Apple withhold that number of shares with a fair market value equal to the minimum amount required to be withheld under applicable tax laws.

NOW, THEREFORE, the parties hereto agree as follows:

1. Tax Withholding Election. ___________________[NAME] hereby elects to satisfy his/her tax withholding obligation arising upon the vesting of the [restricted stock/restricted stock unit] by having Apple withhold that number of shares with a fair market value equal to the minimum amount required to be withheld under applicable tax laws.

2. Agreement. The [Restricted Stock Unit Award Agreement/Option Cancellation and Restricted Stock Award Agreement] (the "Agreement") remains in full force and effect.

3. Entire Agreement. This Election, taken together with the Agreement, represents the entire agreement of the parties, supersedes any and all previous contracts, arrangements or understandings between the parties with respect to the [restricted stock/restricted stock unit] award, and may be amended at any time only by mutual written agreement of the parties hereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of ______________[DATE].

____________________________

(NAME OF EXECUTIVE OFFICER)

APPLE COMPUTER, INC.

By: ____________________________

Its: ____________________________